SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Zendesk, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Special Situations Management, LP

Barry Rosenstein

Quincy Allen

Felicia Alvaro

Jeff Fox

Scott Ostfeld

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JANA Partners LLC today sent the following letter to the Zendesk, Inc. (NYSE: ZEN) Board of Directors:

April 7, 2022

Board of Directors

Zendesk, Inc.

989 Market Street

San Francisco, CA 94103

Members of the Board,

It has now been approximately six weeks since Zendesk, Inc.’s (“Zendesk” or the “Company”) shareholders overwhelmingly rejected the Company’s ill-conceived, value-destructive acquisition of Momentive by a historic margin. With each passing day, and as the Company continues to delay setting a date for its 2022 annual meeting, we believe that the Board has shown how unwilling it is to take responsibility and act in its shareholders’ best interests.

Just two days before the February 25, 2022 shareholder meeting, in a telling sign that the Company finally recognized the likely overwhelming rejection of its proposed Momentive transaction, Zendesk’s Chairman & Chief Executive Officer felt compelled to publish the following tweet:

For the avoidance of doubt, the CEO’s tweet appears to cast aspersions on Zendesk’s own shareholders: “The desire for portfolio return stands against every great and noble enterprise”.

We believe that the timing and intent of this altogether unsubtle comment from Zendesk’s Chairman & Chief Executive Officer is a lens into what the Board truly believes: that shareholders – and their desire for a return on their investment – are to blame for holding Zendesk back. This sentiment is in stark contrast to the lip service paid by Zendesk’s Chairman and Chief Executive Officer’s official statement upon the termination of the Momentive merger that “we respect and appreciate the perspectives of our stockholders”.

Additionally, we believe that what little Zendesk has said publicly since February 25, 2022 has only demonstrated further that the Board is attempting to deflect responsibility. At a March 9, 2022 Morgan Stanley conference the Chief Financial Officer appeared to blame the COVID pandemic for the Company being so out of touch with investors. We believe this claim makes a mockery of the feedback shareholders offered the Board privately and publicly. In fact, instead of listening to the vocal opposition to the deal in the nearly four months leading up to the shareholder vote, Zendesk’s Board elected to spend tens of millions of dollars of shareholders’ capital to try to push through a transaction that was rejected by vote of more than 90%.

The Momentive deal rejection – and the Board’s response in its aftermath – underscores why substantial Board change is urgently needed.

On February 16, 2022, JANA Partners put forward four highly qualified, independent directors who are committed to improving governance and accountability at Zendesk while working to rehabilitate the Company’s damaged relationship with investors. Now, more than ever, the need for meaningful change at Zendesk is abundantly clear. Absent such change, we believe the Company should be sold.

JANA Partners calls on Zendesk’s Board to put an end to its transparent and costly entrenchment tactics and immediately schedule a date for its 2022 annual meeting.

Sincerely,

Barry Rosenstein

Managing Partner

JANA Partners LLC

About JANA Partners LLC

JANA Partners LLC was founded in 2001 by Barry Rosenstein. JANA typically applies a fundamental value discipline to identify undervalued public companies and utilizes shareholder engagement to unlock that value.

Important Information

JANA Partners LLC, JANA Special Situations Management, LP, Barry Rosenstein (“collectively JANA”), Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld (collectively and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the stockholders of Zendesk, Inc. (“Zendesk” or the “Company”) in connection with the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2022 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the preliminary proxy statement filed by the Participants with the SEC on March 17, 2022. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

Media
Gasthalter & Co.
Nathanial Garnick/Amanda Shpiner
(212) 257-4170

JANA@gasthalter.com

Investors
IR@janapartners.com

Edward McCarthy

D.F. King & Co., Inc.

(212) 296-5550

ZEN@dfking.com